EXHIBIT 10.25
YEXT, INC.
2016 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
Unless otherwise defined herein, the terms defined in the Yext, Inc. 2016 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Agreement (the “Award Agreement”), which includes the Notice of Restricted Stock Unit Grant (the “Notice of Grant”) and the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A.
NOTICE OF RESTRICTED STOCK UNIT GRANT
Participant Name:            Michael Walrath
Address:
Participant has been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:
Grant Number
Date of Grant                January 12, 2024
Target Restricted Stock Units        1,250,000
Maximum Restricted Stock Units    2,500,000
Vesting Schedule:

Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock Units will vest in accordance with the following schedule:
The Restricted Stock Units will vest as set forth on the attached Vesting Appendix.
Notwithstanding the foregoing, the vesting of the Restricted Stock Units shall be subject to any vesting acceleration provisions applicable to the Restricted Stock Units contained in any employment or service agreement, offer letter, change in control severance agreement, or any other agreement that, prior to and effective as of the date of this Award Agreement, has been entered into between Participant and the Company or any parent or subsidiary corporation of the Company (such agreement, a “Separate Agreement”) to the extent not otherwise duplicative of the vesting terms described above (by way of example, if a Separate Agreement provides for different acceleration of vesting provisions for all of Participant’s restricted stock units upon a termination of Participant as a Service Provider for “good reason” that is defined differently, and the Participant’s status as a Service Provider terminates in a manner that would trigger “good reason” under the Separate Agreement but not under this Award Agreement, the Participant would remain entitled to the acceleration of vesting under the Separate Agreement).
In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Restricted Stock Units, the Restricted Stock Units and Participant’s right to acquire any Shares hereunder will immediately terminate.

By Participant’s signature and the signature of the representative of Yext, Inc. (the “Company”) below, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award

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Agreement. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.
PARTICIPANT:        YEXT, INC.

Signature    By
Michael Walrath        Ho Shin, General Counsel
Print Name    Title
Residence Address:

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VESTING APPENDIX

1.Eligibility

The number of Restricted Stock Units (“RSUs”) set forth in the Notice of Grant that will become Eligible RSUs (1) may be more or less than the Target Restricted Stock Units set forth in the Notice of Grant but (2) may not exceed 200% of the Target Restricted Stock Units set forth in the Notice of Grant.

2.TSR Terms and Conditions

The RSUs will become Eligible RSUs in up to 2 installments based on the Total Shareholder Return (“TSR”) of the Company during the following performance periods (each, a “Performance Period”):

(i) December 19, 2023 to March 31, 2025 (“Performance Period One”); and

(ii) December 19, 2023 to March 31, 2026 (“Performance Period Two”); and

Up to 50% of the RSUs (as may be increased as a result of any Achievement Percentage in excess of target) will become Eligible RSUs as a result of performance for each of Performance Period One and Performance Period Two (such number of RSUs with respect to each Performance Period, the “Target RSUs”).

3.Process for Determining Achievement in Each Performance Period.

The following process will be implemented to determine the Achievement Percentage during each Performance Period.

Relative TSR. Except as provided under “Change in Control” and “Involuntary Termination” below, the number of RSUs (if any) that will become Eligible RSUs will be determined based on the TSR of the Company (the “Company TSR”) during each Performance Period relative to the TSRs of the Indexed Companies (each, an “Indexed Company TSR”) during the applicable Performance Period, determined as follows:

Step 1: Calculate the beginning price with respect to the Company and each Indexed Company by determining the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the trading days falling during the thirty (30) trading days ending with December 19, 2023 (each, a “Beginning Price”). For the purpose of determining a Beginning Price, the value of dividends and other distributions (the ex-dividend date for which occurs during the thirty (30) trading day measurement period) will be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.

Step 2: Calculate the ending price with respect to the Company and each Indexed Company by determining the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the thirty (30) trading days ending with the last trading day of the Performance Period (each, an “Ending Price”). For the purpose of determining an Ending Price, the value of dividends and other distributions (the ex-dividend date for which occurs during the Performance Period) will be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.

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Step 3: Calculate the Company TSR and each Indexed Company TSR by applying the following formula: (Ending Price/Beginning Price)-1. The Company TSR and each Indexed Company TSR will each be expressed as a percent of increase (i.e., a positive percent) or decrease (i.e., a negative percent) without rounding.

Step 4: Rank the Company TSR and the Indexed Company TSRs from highest (highest positive percentage) to lowest (highest negative percentage).

Step 5: Based on the percentile ranking of the Company TSR relative to the Indexed Company TSRs under Step 4, the number of RSUs that will become Eligible RSUs for the Performance Period (if any) will be the product of (x) the Achievement Percentage (as defined below) multiplied by (y) the Target RSUs for the applicable Performance Period, with the number of resulting Shares rounded up to the nearest whole Share.

The “Achievement Percentage” for a Performance Period is the percentage achievement of the targeted Company TSR performance relative to the TSRs of the Indexed Companies for such Performance Period, and is determined based on the percentile rank of Company TSR relative to the TSRs of the Indexed Companies as follows, subject to Section 4 below:

Percentile Rank	Achievement Percentage
Threshold: 40th Percentile	50%
Target: 60th Percentile	100%
Maximum: 75th Percentile	200%

If the Company TSR ranks among the Indexed Company TSRs at a percentile that falls between the percentile thresholds set forth above, the Achievement Percentage will be (i) determined based on a linear interpolation between the corresponding Achievement Percentages for such thresholds and (ii) expressed as a percentage (with the percentage rounded to 4 decimals). For the avoidance of doubt, there shall be 0% Achievement Percentage for a Percentile Rank below the 40th Percentile (without rounding).

For purposes of performing the calculations in Steps 1 through 5, the Administrator will be permitted to rely on a tracker established a 3rd party firm specialized in tracking the Company TSR and each Indexed Company TSR (the “Tracker”) and any result calculated by the Tracker and used by the Administrator for purposes of this Award will be deemed to be correct and final for all purposes. The Administrator’s determination as to the number of the RSUs that become Eligible RSUs will be deemed to be final and binding on Participant and will be given the maximum deference permitted by Applicable Laws.

For the avoidance of doubt, each Performance Period operates independently; any unearned Shares from Performance Period One will be forfeited if not earned after the end of such period.

Change in Control. Notwithstanding the foregoing paragraph, if Participant remains the Company’s Chief Executive Officer through immediately prior to a Change in Control occurring before the last day of a Performance Period, the number of RSUs that will become Eligible RSUs and vest (if any) will be calculated applying Steps 1 through 5, except as follows:

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(a)Rather than being determined based on the Company TSR relative to the Indexed Company TSRs during the Performance Period, the number of Eligible RSUs (if any) will instead be determined based on the Company TSR during the period beginning on December 19, 2023 and ending on the date the Change in Control occurs (the “Change in Control Performance Period”) relative to the Indexed Company TSRs during the Change in Control Performance Period, and any references to the “Performance Period” under the “Relative TSR” section will refer to the “Change in Control Performance Period.”
(b)The Ending Price for purposes of calculating Company TSR during the Change in Control Performance Period will equal the price payable for a Share in connection with the Change in Control, with the final determination of the amount so payable determined by the Administrator. If all (or a portion) of the price payable for a Share in connection with the Change in Control is stock of the acquiror, such stock will be valued in the same manner as the Ending Price was determined, except using the acquiror closing market prices rather than the Company closing market prices.
(c)The Ending Prices for each share of an Indexed Company will be the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the thirty (30) trading days ending on the last day of the Change in Control Performance Period.
(d)Immediately prior to the Change in Control, the Administrator will certify in writing the Company TSR percentile rank relative to the Indexed Company TSRs and the number of Eligible RSUs. In determining the number of Eligible RSUs, the Administrator shall have the discretion to consider fluctuations in the Index occurring on and following the announcement of the Company’s entry into a definitive agreement.
(e)Any Eligible RSUs will vest on the Change in Control.

Involuntary Termination. Notwithstanding the foregoing paragraph or any Separate Agreement, if Participant’s status as the Company’s Chief Executive Officer terminates as a result of Participant’s death or a Disability, the Company terminating Participant’s employment without Cause (as such terms are defined in the Company’s Change in Control and Severance Policy), in any case before the last day of a Performance Period, the number of RSUs that will become Eligible RSUs (if any) and vest will be calculated applying Steps 1 through 5, except as follows:
(a)Rather than being determined based on the Company TSR relative to the Indexed Company TSRs during the Performance Period, the number of Eligible RSUs (if any) will instead be determined based on the Company TSR during the period beginning on December 19, 2023 and ending (x) on the date Participant’s employment terminates or (y) if earlier and in the case of Participant’s employment having been terminated by the Company without Cause, on the trading day immediately prior to the day that a public announcement regarding such termination is issued by the Company (such period, the “Involuntary Termination Performance Period”) relative to the Indexed Company TSRs during the Involuntary Termination Performance Period, and any references to the “Performance Period” under the “Relative TSR” section will refer to the “Involuntary Termination Performance Period.”

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(b)The Ending Prices for each share of an Indexed Company will be the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the thirty (30) trading days ending on the last day of the Involuntary Termination Performance Period.
(c)Any RSUs that become Eligible RSUs will vest immediately, subject to, in the case of the termination of Participant’s employment other than for death or Disability, Participant’s compliance with the terms and conditions applicable to Participant’s eligibility for severance set forth in any Separate Agreement. To the extent Participant does not comply with such terms and conditions, the Eligible RSUs will be forfeited for no consideration.
4.Vesting and Release

Once the Administrator has determined the Achievement Percentage for a Performance Period, 100% of Participant’s Eligible RSUs with respect to such Company TSRs for the Performance Period will vest and be released to Participant on the Vesting Date for that Performance Period, subject to Participant continuing to serve as the Company’s Chief Executive Officer through such Vesting Date.

5.Authority of the Administrator

The determination of the Achievement Percentage for any Performance Period, in each case, will be made solely by the Administrator. In making its determination, the Administrator may take into account any factors that it deems applicable. The determination, decision or action of the Administrator with respect to this Award will be final, conclusive, and binding upon Participant, and will be given the maximum possible deference permitted by law.

6.Definitions

For purposes of the above, the following terms shall have the following meanings:

“Eligible RSUs” shall mean, with respect to a Performance Period, the number, if any, of RSUs that will be eligible to vest and to be released to Participant for such Performance Period, calculated in accordance with the applicable table above, rounded downward to the nearest whole number.

“Index” means the S&P Software & Services Select Industry Index (which, as of the date of this Award Agreement, is represented by the symbol (“^SSPIS”)) or any successor index thereto.

“Indexed Companies” means the companies in the Index as of the beginning of the Performance Period, excluding the Company and any companies that cease trading during the Performance Period as a result of being acquired. For the avoidance of doubt, if a company that is in the Index as of the beginning of a Performance Period makes an acquisition, is removed from the index, or goes into bankruptcy, such company shall not be excluded as an Indexed Company for that Performance Period due to such changes except to the extent that the company is acquired.
“Vesting Date” shall mean: (x) June 20, 2025, with respect to Performance Period One; (y) June 20, 2026, with respect to Performance Period Two.

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EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT
1.    Grant. The Company hereby grants to the individual named in the Notice of Grant (the “Participant”) under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.
2.    Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Sections 3 or 4, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Restricted Stock Units that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 7. Subject to the provisions of Section 4, such vested Restricted Stock Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within the period sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Restricted Stock Units payable under this Award Agreement.
3.    Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously as the Company’s Chief Executive Officer from the Date of Grant until the date such vesting occurs.
4.    Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. The payment of Shares vesting pursuant to this Section 4 shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A.
Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified

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employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
5.    Forfeiture upon Termination of Status as the Company’s Chief Executive Officer. Notwithstanding any contrary provision of this Award Agreement, the balance of the Restricted Stock Units that have not vested as of the time of Participant’s termination as the Company’s Chief Executive Officer for any or no reason and Participant’s right to acquire any Shares hereunder will immediately terminate.
6.    Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.    Withholding of Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment, social insurance, payroll and other taxes which the Company determines must be withheld with respect to such Shares. Prior to vesting and/or settlement of the Restricted Stock Units, Participant will pay or make adequate arrangements satisfactory to the Company and/or Participant’s employer (the “Employer”) to satisfy all withholding and payment obligations of the Company and/or the Employer. In this regard, Participant authorizes the Company and/or the Employer to withhold all applicable tax withholding obligations legally payable by Participant from his or her wages or other cash compensation paid to Participant by the Company and/or the Employer or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under applicable local law, the

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Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4 or tax withholding obligations related to Restricted Stock Units otherwise are due, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and the Restricted Stock Units will be returned to the Company at no cost to the Company.
8.    Rights as Shareholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a shareholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
    9.    No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE

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PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
10.    Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Yext, Inc., 61 9th Ave, New York, New York 10011, or at such other address as the Company may hereafter designate in writing.
11.    Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
12.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
13.    Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.
14.    Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.
15.    Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action,

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determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
16.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
17.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
18.    Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
19.    Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.
20.    Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
21.    Governing Law. This Award Agreement will be governed by the laws of New York, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, and agree that such litigation will be conducted in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.

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